Exhibit 4.1(m)

THIRTY-FIFTH SUPPLEMENTAL INDENTURE
(to that certain Amended and Restated Indenture dated as of May 5, 2015)
Dated as of April 29, 2016
Relating to the Basin Electric Power Cooperative
First Mortgage Obligations, Series 2016 CFC Note 9004, due April 29, 2046
Authorized by this Thirty-Fifth Supplemental Indenture
BASIN ELECTRIC POWER COOPERATIVE
to
U.S. BANK NATIONAL ASSOCIATION, TRUSTEE
FIRST MORTGAGE OBLIGATIONS
THIS INSTRUMENT GRANTS A SECURITY INTEREST IN THE PROPERTY OF A TRANSMITTING UTILITY. THIS INSTRUMENT CONTAINS AN AFTER-ACQUIRED PROPERTY CLAUSE. PROCEEDS AND PRODUCTS OF COLLATERAL ARE COVERED BY THIS INSTRUMENT. FUTURE OBLIGATIONS ARE SECURED BY THIS INSTRUMENT. NOTICE - THIS THIRTY-FIFTH SUPPLEMENTAL INDENTURE, TOGETHER WITH THAT CERTAIN AMENDED AND RESTATED INDENTURE DATED AS OF MAY 5, 2015, AS HERETOFORE SUPPLEMENTED AND AMENDED (DESCRIBED MORE PARTICULARLY HEREIN) SECURE AN UNLIMITED AMOUNT OF OBLIGATIONS AND SUCH AMOUNT, TOGETHER WITH INTEREST, IS SENIOR TO INDEBTEDNESS TO OTHER CREDITORS UNDER SUBSEQUENTLY RECORDED AND FILED INDENTURES, MORTGAGES OR LIENS WITH RESPECT TO THE PROPERTY INTERESTS OF THE COMPANY. THIS INDENTURE IS A SECURITY AGREEMENT WHEREBY THE COMPANY GRANTS TO THE TRUSTEE A SECURITY INTEREST IN ALL OF THE TRUST ESTATE THAT IS PERSONAL PROPERTY OR FIXTURES UNDER THE UNIFORM COMMERCIAL CODE.

EXHIBIT A	—	Indenture Filing Information

EXHIBIT B	—	Property Additions

EXHIBIT C	—	Form of the Series 2016 CFC Note 9004

EXHIBIT D	—	Form of Trustee’s Authentication

THIS THIRTY-FIFTH SUPPLEMENTAL INDENTURE, dated as of April 29, 2016 (the “Thirty-Fifth Supplemental Indenture”), is between BASIN ELECTRIC POWER COOPERATIVE, an electric cooperative corporation existing under the laws of the State of North Dakota, as Grantor (hereinafter called the “Company”), whose post office address is 1717 East Interstate Avenue, Bismarck, North Dakota 58503-0564, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity, the “Trustee”), whose post office address is 40 Pearl Street NW, Suite 838, Grand Rapids, MI 49503, and shall supplement that certain Amended and Restated Indenture dated as of May 5, 2015, between the Company and the Trustee, as heretofore supplemented and amended;
WHEREAS, the Company has heretofore executed and delivered to the Trustee an Amended and Restated Indenture, dated as of May 5, 2015 (the “Amended and Restated Indenture”), as previously supplemented and amended by the Thirty-Third Supplemental and Amendatory Indenture and Thirty-Fourth Supplemental Indenture, and as further supplemented and amended hereby (the “Indenture”), for the purpose of securing its Existing Obligations and providing for the authentication and delivery of Additional Obligations (capitalized terms used herein shall have the meanings ascribed to them in the Indenture and as provided in Section 1.1 hereof) by the Trustee from time to time under the Indenture, which Indenture is filed of record as shown on Exhibit A hereto;
WHEREAS, the Board of Directors of the Company has established a new series of Additional Obligations to be designated as the Basin Electric Power Cooperative First Mortgage Obligations, Series 2016 CFC Note 9004, due April 29, 2046 (the “Series 2016 CFC Note 9004”) in the original principal amount of SEVENTY FIVE MILLION DOLLARS ($75,000,000); such Series 2016 CFC Note 9004 being issued to National Rural Utilities Cooperative Finance Corporation (and its successors and assigns) (the “Lender”) in order to secure the Company’s obligations under the Loan Agreement, dated as of April 29, 2016, between the Company and the Lender in the aggregate principal amount of SEVENTY FIVE MILLION DOLLARS ($75,000,000); and the Company has complied or will comply with all provisions required to issue Additional Obligations provided for in the Indenture;
WHEREAS, the Company desires to execute and deliver this Thirty-Fifth Supplemental Indenture, in accordance with the provisions of the Indenture, for the purpose of providing for the creation and designation of the Series 2016 CFC Note 9004 as Additional Obligations and specifying the form and provisions of the Series 2016 CFC Note 9004;
WHEREAS, Section 12.1 of the Indenture provides that, without the consent of the Holders of any of the Obligations at the time Outstanding, the Company, when authorized by a Board Resolution, and the Trustee, may enter into Supplemental Indentures for the purposes and subject to the conditions set forth in said Section 12.1;
WHEREAS, this Thirty-Fifth Supplemental Indenture is permitted pursuant to the provisions of Section 12.1 C and 12.1 G of the Indenture; and
WHEREAS, all acts and proceedings required by law and by the Articles of Incorporation and Bylaws of the Company necessary to secure the payment of the principal of, premium (including the Make-Whole Amount), if any, and interest on the Series 2016 CFC Note 9004, to make the Series 2016 CFC Note 9004 to be issued hereunder, when executed by the

Company, authenticated and delivered by the Trustee and duly issued, the valid, binding and legal obligations of the Company, and to constitute the Indenture a valid and binding lien for the security of the Series 2016 CFC Note 9004, in accordance with its terms, have been done and taken; and the execution and delivery of this Thirty-Fifth Supplemental Indenture has been in all respects duly authorized;
NOW, THEREFORE, THIS THIRTY-FIFTH SUPPLEMENTAL INDENTURE WITNESSES, that, to secure the payment of the principal of, premium (including the Make-Whole Amount), if any, and interest on the Outstanding Secured Obligations, including, when issued, the Series 2016 CFC Note 9004, to confirm the lien of the Indenture upon the Trust Estate, including property purchased, constructed or otherwise acquired by the Company since the Cut-Off Date , to secure performance of the covenants therein and herein contained, to declare the terms and conditions on which the Series 2016 CFC Note 9004 are secured, and in consideration of the premises thereof and hereof, the Company by these presents does grant, bargain, sell, alienate, remise, release, convey, assign, transfer, mortgage, hypothecate, pledge, set over and confirm to the Trustee, in trust, all property, rights, privileges and franchises (other than Excepted Property or Excludable Property) of the Company of the character described in the Granting Clauses of the Indenture, including all such property, rights, privileges and franchises acquired since the Cut-Off Date (the descriptions of the real property included in said Trust Estate are set forth on Exhibit B hereto) subject to all exceptions, reservations and matters of the character therein referred to, and subject in all cases to Sections 5.2 and 11.2B of the Indenture and to the rights of the Company under the Indenture, including the rights set forth in Article V thereof; but expressly excepting and excluding from the lien and operation of the Indenture all properties of the character specifically excepted as “Excepted Property” or “Excludable Property” in the Indenture to the extent contemplated thereby.
PROVIDED, HOWEVER, that if, upon the occurrence of an Event of Default under the Indenture, the Trustee, or any separate trustee or co-trustee appointed under Section 9.14 of the Indenture or any receiver appointed pursuant to statutory provision or order of court, shall have entered into possession of all or substantially all of the Trust Estate, all the Excepted Property described or referred to in Paragraphs A through H, inclusive, of “Excepted Property” in the Indenture then owned or thereafter acquired by the Company, shall immediately, and, in the case of any Excepted Property described or referred to in Paragraphs I, J, L and N of “Excepted Property” in the Indenture, upon demand of the Trustee or such other trustee or receiver, become subject to the lien of the Indenture to the extent permitted by law, and the Trustee or such other trustee or receiver may, to the extent permitted by law, at the same time likewise take possession thereof, and whenever all Events of Default shall have been cured and the possession of all or substantially all of the Trust Estate shall have been restored to the Company, such Excepted Property shall again be excepted and excluded from the lien of the Indenture to the extent and otherwise as hereinabove set forth and as set forth in the Indenture.
The Company may, however, pursuant to the Third Granting Clause of the Indenture, subject to the lien of the Indenture any Excepted Property (other than the property described on Exhibit B to the Indenture) or Excludable Property, whereupon the same shall cease to be Excepted Property or Excludable Property.

TO HAVE AND TO HOLD all such property, rights, privileges and franchises hereby and hereafter (by a Supplemental Indenture or otherwise) granted, bargained, sold, alienated, remised, released, conveyed, assigned, transferred, mortgaged, hypothecated, pledged, set over or confirmed as aforesaid, or intended, agreed or covenanted so to be, together with all the tenements, hereditaments and appurtenances thereto appertaining (said properties, rights, privileges and franchises, including any cash and securities hereafter deposited or required to be deposited with the Trustee (other than any such cash which is specifically stated in the Indenture not to be deemed part of the Trust Estate) being part of the Trust Estate), unto the Trustee, and its successors and assigns in the trust herein created, forever.
SUBJECT, HOWEVER, to (i) Permitted Exceptions and (ii) to the extent permitted by Section 13.6 of the Indenture as to property hereafter acquired any duly recorded or perfected (a) prior mortgage or other lien that may exist thereon at the date of the acquisition thereof by the Company and (b) purchase money mortgages, other purchase money liens, chattel mortgages, conditional sales agreements or other title retention agreements created by the Company at the time of acquisition thereof.
BUT IN TRUST, NEVERTHELESS, with power of sale, for the equal and proportionate benefit and security of the Holders from time to time of all the Outstanding Secured Obligations without any priority of any such Obligation over any other such Obligation and for the enforcement of the payment of such Obligations in accordance with their terms.
UPON CONDITION that, until the happening of an Event of Default and subject to the provisions of Article V of the Indenture, and not in limitation of the rights elsewhere provided in the Indenture, including the rights set forth in Article V of the Indenture, the Company shall be permitted to (i) possess and use the Trust Estate, except cash, securities, Designated Qualifying Securities and other personal property deposited, or required to be deposited, with the Trustee, (ii) explore for, mine, extract, separate and dispose of coal, ore, gas, oil and other minerals, and harvest standing timber, and (iii) receive and use the rents, issues, profits, revenues and other income, products and proceeds of the Trust Estate. Should the indebtedness secured by the Indenture be paid according to the tenor and effect thereof when the same shall become due and payable and should the Company perform all covenants herein contained in a timely manner, then the Indenture shall be canceled and surrendered.
AND IT IS HEREBY COVENANTED AND DECLARED that the Series 2016 CFC Note 9004 is to be authenticated and delivered and the Trust Estate is to be held and applied by the Trustee, subject to the covenants, conditions and trusts set forth herein and in the Indenture, and the Company does hereby covenant and agree to and with the Trustee, for the equal and proportionate benefit of all Holders of the Outstanding Secured Obligations, as follows:
ARTICLE I DEFINITIONS
DEFINITIONS
Section 1.1.    Definitions. All words and phrases defined in Article I of the Indenture shall have the same meaning in this Thirty-Fifth Supplemental Indenture, including any exhibit hereto, except as otherwise appears herein and in this Article or unless the context clearly requires otherwise. In addition, each of the following terms has the following meaning in this Thirty-Fifth Supplemental Indenture unless the context clearly requires otherwise.
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Bismarck, North Dakota are required or authorized to be closed.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Default Rate” shall mean a rate per annum equal to the interest rate in effect for an Advance plus two hundred (200) basis points.
“Lender” is defined in the Recitals.
“Make-Whole Amount” is defined in Section 2.8.
“Series 2016 CFC Note 9004” is defined in the Recitals.
ARTICLE II
THE SERIES 2016 CFC NOTE 9004 AND CERTAIN PROVISIONS RELATING THERETO
Section 2.1.    Authorization and Terms of the Series 2016 CFC Note 9004. (i) There shall be established a series of Additional Obligations known as and entitled the “Basin Electric Power Cooperative First Mortgage Obligations, Series 2016 CFC Note 9004.”
The aggregate principal amount of the Series 2016 CFC Note 9004 which may be authenticated and delivered and Outstanding at any one time is limited to SEVENTY FIVE MILLION DOLLARS ($75,000,000). The Series 2016 CFC Note 9004 shall originally be registered in the name of the Lender, and shall be dated the date of authentication.
The Series 2016 CFC Note 9004 shall bear interest as provided in the form of Series 2016 CFC Note 9004 attached hereto as Exhibit C.
(ii)     The principal of, premium (including the Make-Whole Amount), if any, and interest on the Series 2016 CFC Note 9004 shall be payable to the Lender in immediately available funds as described in such notes. Any payment of principal of or premium (including the Make-Whole Amount), if any, or interest on the Series 2016 CFC Note 9004 that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of the Series 2016 CFC Note 9004 is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
(iii)    In the event the Company fails to make any payment with respect to the Series 2016 CFC Note 9004 within five (5) days of its due date, then such payment shall be due and payable on demand, and shall accrue interest from the date due until the date paid at the Default Rate.

Section 2.2.    Form of the Series 2016 CFC Note 9004. The Series 2016 CFC Note 9004 shall be a promissory note substantially in the form of Exhibit C hereto. The Trustee’s authentication certificate to be executed on the Series 2016 CFC Note 9004 shall be substantially in the form of Exhibit D attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted in the Indenture.
Section 2.3.    Repayment. In repayment of the Series 2016 CFC Note 9004, the Company shall pay interest and principal in the amounts due on each Payment Date, which shall be the last day of each March, June, September and December. If not sooner paid, any amount due on account of the unpaid principal, interest accrued thereon and fees, if any, shall be due and payable on the Maturity Date. The principal amount of the Note shall amortize on a level principal payment basis from the Amortization Date (as defined in the Loan Agreement) to the Maturity Date.
Section 2.4.    Optional Prepayments with Make-Whole Amount. The Company may prepay all or any part of the outstanding principal of the Note upon at least thirty (30) days prior written notice to the Lender. If any principal of the Note is prepaid (whether voluntarily by the Company, by acceleration or otherwise, and regardless of the source of prepayment), then on the prepayment date there shall be due and owing, and the Company shall pay on the amount of principal prepaid (i) all accrued but unpaid interest, calculated up to the prepayment date, (ii) the Prepayment Fee and (iii) a Make-Whole Premium, if any.
Section 2.5.    [ Omitted ]
Section 2.6.    Maturity; Surrender, Etc.     In the case of each prepayment of Series 2016 CFC Note 9004 pursuant to this Article 2, the principal amount of the Series 2016 CFC Note 9004 to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. In the event that the Series 2016 CFC Note 9004 is paid or prepaid in full, it shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of the Series 2016 CFC Note 9004.
Section 2.7.    Purchase of Series 2016 CFC Note 9004. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Series 2016 CFC Note 9004 except upon the payment or prepayment of the Series 2016 CFC Note 9004 in accordance with the terms of the Indenture and the Series 2016 CFC Note 9004.
Section 2.8.    Make-Whole Amount. The term “Make-Whole Amount” shall mean, with respect to any Prepaid Principal Amount, an amount calculated as set forth below.
(1) Compute the amount of interest (“Loan Interest”) that would have been due on the Prepaid Principal Amount at the applicable CFC Fixed Rate for the period from the prepayment date through the end of the CFC Fixed Rate Term (such period is hereinafter referred to as the “Remaining Term”), calculated on the basis of a 30-day month/360-day year, adjusted to include any amortization of principal in accordance with the amortization schedule that would have been in effect for the Prepaid Principal Amount.
(2) Compute the amount of interest (“Investment Interest”) that would be earned on the Prepaid Principal Amount (adjusted to include any applicable amortization) if invested in a United States Treasury Note with a term equivalent to the Remaining Term, calculated on the basis of a 30-day month/360-day year. The yield used to determine the amount of Investment Interest shall be based upon United States Treasury Note yields as reported no more than two Business Days prior to the prepayment date in Federal Reserve statistical release H.15 (519), under the caption “U.S. Government Securities/Treasury Constant Maturities”. If there is no United States Treasury Note under said caption with a term equivalent to the Remaining Term, then the yield shall be determined by interpolating between the terms of whole years nearest to the Remaining Term.
(3) Subtract the amount of Investment Interest from the amount of Loan Interest. If the difference is zero or less, then the Make-Whole Premium is zero. If the difference is greater than zero, then the Make-Whole Premium is a sum equal to the present value of the difference, applying as the present value discount a rate equal to the yield utilized to determine Investment Interest.
Section 2.9.    Use of Proceeds. The Company shall use the proceeds of the loan evidenced by the Series 2016 CFC Note 9004 to finance capital expenditures or for general corporate purposes.
Section 2.10.    Acceleration. Upon any Series 2016 CFC Note 9004 becoming due and payable as the result of an Event of Default under the Indenture, whether automatically or by declaration, such Series 2016 CFC Note 9004 will forthwith mature and the entire unpaid principal amount of such Series 2016 CFC Note 9004, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount, if any, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.
ARTICLE III
MISCELLANEOUS
Section 3.1.    Supplemental Indenture. This Thirty-Fifth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture, and shall form a part thereof, and the Indenture, as heretofore supplemented and amended, and as hereby supplemented is hereby confirmed. Except to the extent inconsistent with the express terms of this Thirty-Fifth Supplemental Indenture and the Series 2016 CFC Note 9004, all of the provisions, terms, covenants and conditions of the Indenture shall be applicable to the Series 2016 CFC Note 9004 to the same extent as if specifically set forth herein.
Section 3.2.    Recitals. All recitals in this Thirty-Fifth Supplemental Indenture are made by the Company only and not by the Trustee; and all of the provisions contained in the Indenture, in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full.

Section 3.3.    Successors and Assigns. Whenever in this Thirty-Fifth Supplemental Indenture any of the parties hereto is named or referred to, this shall, subject to the provisions of Articles IX and XI of the Indenture, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Thirty-Fifth Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.
Section 3.4.    No Rights, Remedies, Etc. Nothing in this Thirty-Fifth Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the Holders of the Outstanding Secured Obligations, any right, remedy or claim under or by reason of this Thirty-Fifth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Thirty-Fifth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the Holders of Outstanding Secured Obligations.
Section 3.5.    Counterparts. This Thirty-Fifth Supplemental Indenture may be executed in several counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts, or as many of them as the Company and the Trustee shall preserve undestroyed, shall together constitute but one and the same instrument.
Section 3.6.    Security Agreement; Mailing Address. To the extent permitted by applicable law, this Thirty-Fifth Supplemental Indenture shall be deemed to be a security agreement and financing statement whereby the Company grants to the Trustee a security interest in all of the Trust Estate that is personal property or fixtures under the Uniform Commercial Code. The mailing address of the Company,
as debtor is:    Basin Electric Power Cooperative
1717 East Interstate Avenue
Bismarck, ND 58503-0564
and the mailing address of the Trustee, as secured party is:
U.S. Bank National Association
Corporate Trust Services
40 Pearl Street NW
Suite 838
Grand Rapids, MI 49503
Additionally, this Thirty-Fifth Supplemental Indenture shall, if appropriate, be an amendment to the financing documents originally filed in connection with the Existing Indenture. The Company is authorized to execute and file as appropriate instruments under the Uniform Commercial Code to either create a security interest or amend any security interest heretofore created.

Section 3.7    Effectiveness. This Thirty-Fifth Supplemental Indenture shall not be effective until the Trustee receives the certificates, opinions, and other documents required under Sections 1.6, 12.1L, and 12.3 of the Amended and Restated Indenture, which may be evidenced by the Trustee’s authentication of the 2016 Notes under this Thirty-Fifth Supplemental Indenture.
[Signatures on Next Page.]

IN WITNESS WHEREOF, the parties hereto have caused this Thirty-Fifth Supplemental Indenture to be duly executed as of the day and year first above written.

BASIN ELECTRIC POWER COOPERATIVE

By:	/s/ Paul M. Sukut
Name:	Paul M. Sukut
Title:	Chief Executive Officer & General Manager

(SEAL)

Attest:	/s/ Mark D. Foss
Name: Mark D. Foss
Title: Assistant Secretary
STATE OF NORTH DAKOTA    )
    ) SS
COUNTY OF BURLEIGH    )
THE FOREGOING instrument was acknowledged before me this 26th day of April, 2016, by Paul M. Sukut, Chief Executive Office and General Manager of Basin Electric Power Cooperative, a corporation, for and on behalf of said corporation.
WITNESS my hand and official seal.

/s/ Darlene Steffan
Notary Public: Darlene Steffan
My commission expires: April 15, 2020
(Notarial Seal)

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ R. Jason Fry
Name: R. Jason Fry
Title: Vice President
STATE OF MICHIGAN    )
    ) SS
COUNTY OF KENT    )
THE FOREGOING instrument was acknowledged before me this 26th day of April, 2016, by R. Jason Fry, Vice President of US Bank National Association, a national banking association, for and on behalf of said association.
WITNESS my hand and official seal.

/s/ Marylyn Putschko
Notary Public: Marylyn Putschko
My commission expires: September 12, 2016
(Notarial Seal)

[INDENTURE FILING INFORMATION]
EXHIBIT A
(to Thirty-Fifth Supplemental Indenture)

[PROPERTY ADDITIONS]
EXHIBIT B
(to Thirty-Fifth Supplemental Indenture)

EXHIBIT C
[FORM OF SERIES 2016 CFC NOTE 9004]
BASIN ELECTRIC POWER COOPERATIVE
FIRST MORTGAGE OBLIGATIONS, SERIES 2016 CFC NOTE 9004

$75,000,000.00	Date: _________________________
FOR VALUE RECEIVED, the undersigned, BASIN ELECTRIC POWER COOPERATIVE (herein called the “Company”), an electric cooperative corporation organized and existing under the laws of the State of North Dakota hereby promises to pay to NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, or registered assigns, the principal sum of SEVENTY FIVE MILLION DOLLARS (or so much thereof as shall not have been prepaid) on April 29, 2046, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at a rate of 3.74% per annum from the date hereof, payable on each Payment Date, which shall be the last day of each March, June, September and December, commencing June 30, 2016, until the principal hereof shall have become due and payable. If not sooner paid, any amount due on account of the unpaid principal, interest accrued thereon, and fees, if any, shall be due and payable on the Maturity Date. The principal amount of the Note shall amortize on a level principal payment basis from the Amortization Date to the Maturity Date.
If the Company defaults on its obligation to make a payment due hereunder by the applicable date payment is due, and such default continues for thirty (30) days thereafter, then beginning on the thirty-first (31st) day after the payment is due and for so long as such default continues, the unpaid balance of this Note shall bear interest at a rate of 5.74% per annum, which shall be the Default Rate. Upon the occurrence of an Event of Default (as contemplated in the Loan Agreement, the Indenture, or the Thirty-Fifth Supplement) other than a payment default, the unpaid balance of this Note shall bear interest at a rate of 5.74% per annum, which shall be the Default Rate. Notwithstanding anything to the contrary, in the event that more than one Event of Default shall exist at any time, the aggregate interest rate applicable on the unpaid balance of this Note shall be the Default Rate.
Payments of principal of, interest on, any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at Wells Fargo Bank, N.A. in Bismarck, North Dakota or at such other place as the Company shall have designated by written notice to the Holder of this Note as provided in the Loan Agreement (defined below).
This Note is issued pursuant to the Thirty-Fifth Supplemental and Amendatory Indenture dated as of April 29, 2016 (as from time to time amended, the “Thirty-Fifth Supplement”), between the Company and the Trustee named therein which amends and supplements the Amended and Restated Indenture dated as of May 5, 2015 (as amended and supplemented from time to time, the “Indenture”) and is entitled to the benefits thereof and the Loan Agreement dated April 29, 2016, between the Company and NATIONAL RURAL UTILITIES
1

EXHIBIT C
COOPERATIVE FINANCE CORPORATION, or registered assigns (the “Loan Agreement”). Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Thirty-Fifth Supplement.
This Note is a registered Note and, as provided in the Indenture, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered Holder hereof or such Holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
The Company will make required prepayments of principal on the dates and in the amounts specified in the Thirty-Fifth Supplement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in Thirty-Fifth Supplement, but not otherwise.
If an Event of Default under the Indenture occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Indenture.
This Note shall be construed and enforced in accordance with, and the rights of the Company and the Holder of this Note shall be governed by, the law of the State of North Dakota excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
IN WITNESS WHEREOF, Basin Electric Power Cooperative has caused this First Mortgage Note to be duly executed by one of its officers thereunto duly authorized as of the date first written above.

BASIN ELECTRIC POWER COOPERATIVE

By:
Paul M. Sukut Chief Executive Officer and General Manager

Attest:

By:
Mark D. Foss Assistant Secretary
2

EXHIBIT D
TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Obligations of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory